EXHIBIT 4.02

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT, dated October 22, 2002 (this “Amendment”), to the Rights Agreement, dated as of August 9, 2002 (the “Rights Agreement”), between Vicinity Corporation, a Delaware corporation (“Company”), and American Stock Transfer & Trust Company, a New York company, as Rights Agent (“Rights Agent”).

WHEREAS, concurrently with the execution and delivery of this Amendment, Company, Microsoft Corporation, a Washington corporation (“Parent”), and Bootstrap Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of Merger Sub with and into Company (the “Merger”), and the Board of Directors of Company has approved the Merger Agreement, the Merger, and this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that (i) prior to the time any Person (as defined in the Rights Agreement) becomes an Acquiring Person (as defined in the Rights Agreement), Company and Rights Agent may amend the Rights Agreement as Company deems necessary or desirable, including to modify or amend the definition of Acquiring Person set forth in Section 1(a) of the Rights Agreement, and (ii) such an amendment will be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.             Company certifies to Rights Agent that this Amendment will not adversely affect the rights, duties, or liabilities of the Rights Agent and that Rights Agent is entitled to rely upon such certification to determine that this Amendment will not adversely affect the rights, duties, or liabilities of the Rights Agent.

2.             Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of the definition of “Acquiring Person”:

“(iv)        Neither Microsoft Corporation, a Washington corporation (“Parent”), nor any of its Subsidiaries, Affiliates or Associates, shall be or become an Acquiring Person as a result of the execution, delivery or performance, or public announcement thereof, of the Agreement and Plan of Merger among Company, Parent and Bootstrap Merger Sub, Inc. dated as of October 22, 2002 (the “Merger Agreement”), the Voting Agreements (as defined in the Merger Agreement) or the consummation of any of the transactions contemplated thereby.”

3.             Section 7(a) of the Rights Agreement is hereby amended by replacing the section in its entirety with the following:

“(a)         The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised and payment of all transfer taxes and governmental charges required to be paid by the holder of such Right Certificate as provided in Section 9 hereof, at or prior to the earliest of (i) the earlier of the Close of Business on August 9, 2012 or immediately following the Effective Time (as defined in the Merger Agreement), of which Effective Time the Company will notify the Rights Agent in writing, and the Rights Agent shall not be deemed to have knowledge of the Effective Time unless and until it has received such written notification (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

4.             This Amendment shall be effective immediately prior to the execution of the Merger Agreement; provided, however, that this Amendment will be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.  The Company will provide the Rights Agent with prompt notice of either the consummation of the Merger or the termination of this Amendment pursuant to this section.

5.             This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such state.  If any term of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment shall be construed in order to give the maximum effect to the remaining terms and intent hereof.  Parent, its Subsidiaries, Affiliates and Associates (each as defined in the Rights Agreement) are intended third party beneficiaries of the terms hereof.  This Amendment may be executed in one or more counterparts, all of which shall together constitute one instrument.

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IN WITNESS WHEREOF, the parties have cause this Amendment to be executed by their duly authorized officers as of the date first written above.

VICINITY CORPORATION

By:	/s/ Charles W. Berger
Name:	Charles W. Berger
Title:	President and CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, AS RIGHTS AGENT

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

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